Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-3) of Contango Ore, Inc. of our report dated August 30, 2021, relating to the consolidated financial statements of Contango Ore, Inc., which report appears in the Form 10-K of Contango Ore, Inc. for the year ended June 30, 2021, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Houston, Texas
October 26, 2021